EX-8.t

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Merger Agreement”), dated as of November 26, 2012, is entered into by and between Jackson National Life Insurance Company, a life insurance company domiciled in the State of Michigan (“Jackson”), and Reassure America Life Insurance Company, a life insurance company domiciled in the State of Indiana (“REALIC”).

A. Whereas, Jackson is the owner of all of the issued and outstanding capital stock of REALIC;

B. Whereas, the Board of Directors of each of Jackson and REALIC has approved this Merger Agreement and the merger (the “Merger”) of REALIC with and into Jackson in accordance with (a) Section 500.7604 of the Michigan Insurance Code and (b) Sections 27-1-9-1, 27-1-9-3 and 27-1-9-12 of the Indiana Insurance Code;

C. Whereas, the Board of Directors of each of Jackson and REALIC has submitted this Merger Agreement to its respective sole shareholder for approval and has recommended that its respective sole shareholder approve this Merger Agreement;

D. Whereas, the sole shareholder of each of Jackson and REALIC has adopted and approved this Merger Agreement;

E. Whereas, thirty (30) days following the later of such shareholder approvals, the Board of Directors of each of Jackson and REALIC have again considered and approved this Merger Agreement and the Merger; and

F. Whereas, the Merger is intended to qualify as a liquidation within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended (the

“Code”) and a reorganization within the meaning of Section 368(a) of the Code, and this Agreement will be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, Jackson and REALIC hereby agree in this Merger Agreement as follows:

Section 1 The Merger.  At the Effective Time (as defined in Section 2 below), the Merger shall become effective and REALIC shall be merged with and into Jackson in accordance with the applicable provisions of the Michigan Insurance Code, the Michigan Business Corporation Act and the Indiana Insurance Code, and Jackson shall be the surviving corporation.  As used in this Merger Agreement, the term “Surviving Corporation” refers to Jackson from and after the Effective Time.

Section 2 Effective Time of the Merger.  The “Effective Time” of the Merger shall be (a) the later of (i) the issuance of a Certificate of Final Approval of this Merger Agreement by the Commissioner of Insurance of the State of Michigan pursuant to Section 500.7604(d) of the Michigan Insurance Code and (ii) the issuance of the Certificate of Merger by the Secretary of State of the State of Indiana pursuant to Section 27-1-9-5 of the Indiana Insurance Code, or (b) at such later time as is agreed between the parties hereto and specified in the Certificates of Merger.

Section 3 Effects of the Merger.  The Merger shall have the effects set forth in Section 500.7604(2) of the Michigan Insurance Code and Section 27-1-9-11 of the Indiana Insurance Code.

Section 4 Articles of Incorporation and Bylaws.  The Articles of Incorporation, as amended (the “Articles of Incorporation”) and the Bylaws, as amended (the “Bylaws”) of Jackson, each as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until altered, restated, amended or repealed in accordance with the Michigan Insurance Code and the Articles of Incorporation and Bylaws of the Surviving Corporation, as applicable.

Section 5 Directors and Officers.  The directors and officers of Jackson immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

Section 6 Consents and Approvals.  Each of Jackson and REALIC shall cooperate with the other party hereto and use its reasonable best efforts to secure all consents, approvals, authorizations and waivers required in order to effect the transactions contemplated hereby, including the Merger and including, without limitation, approvals of the (a) Michigan Department of Insurance pursuant to Section 500.7604 of the Michigan Insurance Code and (b) Indiana Department of Insurance pursuant to Section 27-1-9-3 of the Indiana Insurance Code.

Section 7 Conditions Precedent.  Notwithstanding anything to the contrary in this Merger Agreement, the respective obligations of Jackson and REALIC to consummate the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:  (a) the approvals set forth in Section 6 hereof, as well as all other approvals or consents required by law in order to consummate the Merger, shall have been obtained and shall remain in full force and effect; and (b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the Merger.

Section 8 Shares .

(a) Jackson.  As of the date hereof, and immediately prior to the Effective Time, Jackson will have 12,000,000 shares of its common stock, par value $1.15 per share, issued and outstanding and entitled to vote on the Merger Agreement and the Merger (the “Jackson Common Stock”).  As of the date hereof, and immediately prior to the Effective Time, the Jackson Common Stock is the only issued and outstanding stock of Jackson.  From and after the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Jackson Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue as one share of common stock of the Surviving Corporation, par value $1.15 per share, entitled to one vote per share of common stock, and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the Surviving Corporation.

(b) REALIC.  As of the date hereof, and immediately prior to the Effective Time, REALIC will have 50,000 shares of its common stock, par value $50.00 per share, issued and outstanding and entitled to vote on the Merger Agreement and the Merger (the “REALIC Common Stock”).  As of the date hereof, and immediately prior to the Effective Time, the REALIC Common Stock is the only issued and outstanding stock of REALIC.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of REALIC Common Stock that is issued and outstanding immediately prior to the Effective Time shall be immediately and automatically cancelled.

Section 9 Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of REALIC such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of REALIC, and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of REALIC or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 10 No Third Party Beneficiaries.  Nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Merger Agreement.

Section 11 Amendment; Termination.  This Merger Agreement may be amended, modified or terminated by the parties hereto at any time prior to the Effective Time, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of Michigan and Indiana law.

Section 12 Entire Agreement.  This Merger Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 13 Governing Law.  This Merger Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule thereof, except to the extent that provisions of the Indiana Insurance Code are by their terms applicable.

Section 14 Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(The remainder of this page is intentionally left blank.)

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed on the date first written above by their respective duly authorized officers.

JACKSON NATIONAL LIFE INSURANCE COMPANY

[SEAL]	By:	/s/ JAMES R. SOPHA
		Name:	James R. Sopha
		Title:	Chief Operating Officer

[SEAL]	By:	/s/ JULIA A. GOATLEY
Name: Julia A. Goatley
Title: Vice President & Assistant Secretary
REASSURE AMERICA LIFE INSURANCE COMPANY

[SEAL]	By:	/s/ JAMES R. SOPHA
Name: James R. Sopha
Title: President & CEO

[SEAL]	By:	/s/ JULIA A. GOATLEY
		Name:	Julia A. Goatley
		Title:	Vice President & Secretary

DMS_US 51001425v1

Signature Page
Agreement and Plan of Merger